As filed with the Securities and Exchange Commission on September 19, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-4 ON FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VENTURE FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Washington	6022		91-1277503
(State of Incorporation)	(Primary Standard Industrial		(IRS Employer
	Classification Code Number)		Identification No.)

	721 College Street SE, PO Box 3800
	Lacey, Washington 98509
	(360) 459-1100
(Address of Principal Executive Offices and Telephone Number)

Washington Commercial Bancorp Stock Option and Stock Grant Plan
1999 Washington Commercial Bancorp Employee Stock Option Plan
1999 Washington Commercial Bancorp Director Stock Option Plan
2002 Washington Commercial Bancorp Director Stock Option Plan
(Full title of the plans)

Ken F. Parsons, Sr., Chief Executive Officer
Venture Financial Group, Inc.
721 College Street SE, PO Box 3800
Lacey, Washington 98509
(360) 459-1100
(Name, Address and Telephone Number of Agent for Service)

With a Copy to:
Andrew H. Ognall, Esq.
Foster Pepper Tooze LLP
601 SW Second Avenue, Suite 1800
Portland, Oregon 97204
(503) 221-0607

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be Registered	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	(1)	Offering Price per Unit	Aggregate Offering Price	Registration Fee

Common Stock, no par value	194,472	N/A (2)	N/A (2)	N/A (2)

(1)

Venture Financial Group, Inc. originally registered 850,000 shares of its common stock on the Registration Statement on Form S-4 to which this post-effective amendment relates. Venture will issue 574,608 shares to shareholders of Washington Commercial Bancorp (WCB) in exchange for all of the issued and outstanding shares of WCB common stock. After converting all outstanding WCB stock options into options to acquire shares of Venture common stock, 194,472 represents the approximate number of shares subject to options outstanding under each of the Washington Commercial Bancorp Stock Option and Stock Grant Plan, 1999 Washington Commercial Bancorp Employee Stock Option Plan, 1999 Washington Commercial Bancorp Director Stock Option Plan and 2002 Washington Commercial Bancorp Director Stock Option Plan.

(2)

Pursuant to Rule 457(f), Venture was not required to pay a filing fee in connection with the registration of these securities with the filing of the Registration Statement on Form S-4 filed on June 13, 2005, amended July 12, 2005, and declared effective July 12, 2005.

INTRODUCTORY STATEMENT

            On September 2, 2005, Washington Commercial Bancorp (WCB) merged with and into Venture Financial Group, Inc. (Venture), with Venture the surviving corporation. As a result of the merger, each outstanding share of WCB common stock was converted into the right to receive either cash or shares of Venture common stock.

            Each outstanding option issued pursuant to the Washington Commercial Bancorp Stock Option and Stock Grant Plan, 1999 Washington Commercial Bancorp Employee Stock Option Plan, 1999 Washington Commercial Bancorp Director Stock Option Plan and 2002 Washington Commercial Bancorp Director Stock Option Plan is no longer exercisable for shares of WCB common stock, but instead, constitutes an option to acquire, on the same terms and conditions as were applicable under such option immediately prior to consummation of the merger, that number of shares of Venture common stock equal to the product of the number of shares of WCB common stock for which such option was exercisable and 2.0465. The exercise price for each option shall be equal to the exercise price per share for such option immediately prior to the effective time of the merger divided by 2.0465.

            The purpose of this post-effective amendment is to register on Form S-8 shares of Venture common stock previously registered on Form S-4 that will be issued pursuant to the exercise of options originally granted under the Washington Commercial Bancorp Stock Option and Stock Grant Plan, 1999 Washington Commercial Bancorp Employee Stock Option Plan, 1999 Washington Commercial Bancorp Director Stock Option Plan and 2002 Washington Commercial Bancorp Director Stock Option Plan. Venture assumed the obligations of WCB under each of the plans.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference.

            The following documents are incorporated by reference in this registration statement

(a)	Venture's annual report on Form 10-K for the year ended December 31, 2004.

(b)	Venture's quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, and Venture's current reports on Form 8-K filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 since December 31, 2004.

(c)	The description of the Venture's common stock contained in the Venture's registration statement on Form S-4/A dated July 12, 2005 and declared effective July 12, 2005.

            All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.

            As a Washington corporation, Venture is subject to the provisions of the Washington Business Corporation Act (the "WBCA"). The WBCA permits a corporation to indemnify an individual who is made a party to a proceeding because such individual is or was a director of the corporation against liability incurred in the proceeding if:

  the individual acted in good faith;
  in the case of conduct in the individual's official capacity with the corporation, that the individual reasonably believed that his or her conduct was in the corporation's best interests;
  in all other cases, the individual reasonably believed that his or her conduct was at least not opposed to the corporation's best interests; and
  in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

            Unless a corporation's articles of incorporation provide otherwise, indemnification is mandatory if the director is wholly successful on the merits or otherwise in such a proceeding, or if a court of competent jurisdiction orders the corporation to indemnify the director. Venture's articles of incorporation do not limit the statutory right to indemnification.

            Under the WBCA, a corporation may not, however, indemnify the individual if the individual was adjudged liable:

  to the corporation in a proceeding by or in the right of the corporation; or
  in any proceeding charging improper personal benefit on the basis that he or she improperly received a personal benefit.

            The WBCA also provides that a corporation's articles of incorporation may limit or eliminate the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate the liability of a director for the following egregious conduct:

  acts or omissions that involve intentional misconduct or a knowing violation of law;
  any unlawful distribution; or
  any transaction from which the director derived a personal benefit to which the person is not legally entitled.

            Except for egregious conduct, Venture's articles of incorporation provide that Venture will indemnify our directors against reasonable expenses (including attorney fees), judgments, fines, penalties, excise taxes or settlement payments incurred or suffered by reason of service as a director or officer or at Venture's request as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. In the case of proceedings by a federal banking agency, Venture will indemnify and advance expenses to the extent permitted and manner prescribed by applicable laws or regulations.

            Venture's articles of incorporation limit personal liability of our directors for their conduct as directors except for egregious conduct. Venture's board may, by resolution, extend the indemnification and limitation of liability provisions in the articles of incorporation to officer of the corporation.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

            The exhibits required by Item 601 of Regulation S-K filed herewith or incorporated by reference are as follows:

Exhibits
4.1 Washington Commercial Bancorp Stock Option and Stock Grant Plan

4.2 1999 Washington Commercial Bancorp Employee Stock Option Plan

4.3 1999 Washington Commercial Bancorp Director Stock Option Plan

4.4 2002 Washington Commercial Bancorp Director Stock Option Plan

5.1 Opinion of Foster Pepper Tooze LLP

23.1 Consent of Moss Adams LLP

23.2 Consent of McGladrey & Pullen LLP

23.3	Consent of Foster Pepper Tooze LLP (Included in Exhibit 5.1)

24	Power of Attorney (contained on signature page to Venture's registration statement on Form S-4 filed June 13, 2005, to which this post-effective amendment on Form S-8 relates)

Item 9. Undertakings
The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the registrant's registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lacey, State of Washington, on September 16, 2005.

VENTURE FINANCIAL GROUP, INC.

By:	/s/ Ken F. Parsons, Sr.
Ken F. Parsons, Sr.
Chief Executive Officer

                Pursuant to the requirements of the Securities Act of 1933, Post-Effective Amendment No. 1 on Form S-8 to this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Ken F. Parsons, Sr.	Date: September 16, 2005
Ken F. Parsons, Sr., Director,
CEO and President
(principal executive, financial and
and accounting officer)

By:	/s/ Lowell E. Bridges *	Date: September 16, 2005
Lowell E. (Sonny) Bridges, Director

By:	/s/ Linda E. Buckner *	Date: September 16, 2005
Linda E. Buckner, Director

By:		Date: ______, 2005
Jewell C. Manspeaker, Director

By:	/s/ Patrick L. Martin *	Date: September 16, 2005
Patrick L. Martin, Director

By:	/s/ A. Richard Panowicz *		Date: September 16, 2005
A. Richard Panowicz, Director

By:	/s/ Lawrence J. Schorno *		Date: September 16, 2005
Lawrence J. Schorno, Director

*	By:	/s/ Ken F. Parsons, Sr.	Date: September 16, 2005
Ken F. Parsons, Sr., Attorney-in-Fact *

EXHIBIT INDEX

Exhibits
4.1 Washington Commercial Bancorp Stock Option and Stock Grant Plan
4.2 1999 Washington Commercial Bancorp Employee Stock Option Plan
4.3 1999 Washington Commercial Bancorp Director Stock Option Plan
4.4 2002 Washington Commercial Bancorp Director Stock Option Plan
5.1 Opinion of Foster Pepper Tooze LLP
23.1 Consent of Moss Adams LLP
23.2 Consent of McGladrey & Pullen LLP
23.3	Consent of Foster Pepper Tooze LLP (Included in Exhibit 5.1)
24	Power of Attorney (contained on signature page to Venture's registration statement on Form S-4 filed June 13, 2005, to which this post-effective amendment on Form S-8 relates)